Von Karman Towers 18201 Von Karman Avenue Suite 1060 Irvine, CA 92612

Mailing Address:

Post Office Box 87

Long Beach, CA 90801-0087

T: (949) 271-2600 F: (949) 660-5681

www.windes.com

Other Offices: Long Beach Los Angeles Torrance

Exhibit 16.1

April 27, 2012

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated April 27, 2012 of William Lyon Homes (the “Company”) and are in agreement with the statements contained in the third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Windes & McClaughry Accountancy Corporation